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                                                                   Exhibit 10.78

                           VIDEO SERVICES CORPORATION
              240 Pegasus Avenue, Northvale, New Jersey 07647-1904,
              Telephone: (201) 767-1000, Telecopier: (201) 784-2873


October 17, 1997


Mr. Steven Crane
383 Overseer's Place
Mt. Pleasant, SC 29464

Dear Steve:

This will confirm our discussions concerning you joining us on October 27, 1997 as Vice President and Chief Financial Officer of Video Services Corporation ("VSC"). The basic elements of your compensation package will include:

(i) an annual salary of One Hundred Sixty Thousand Dollars ($160,000) to be paid in accordance with VSC's standard payroll procedures and with standard deductions for taxes and health benefits - there will be a salary review in the beginning of FY '99 (July, 1998);

(ii) an annual bonus similar in structure to the CEO's bonus described in the Prospectus dated August 28, 1997 which you have received a copy of and are familiar - the amount of the bonus will be seventy-five percent (75%) of the CEO's bonus;

(iii) stock options of seventy-five thousand (75,000) shares vesting over three
(3) years with a strike price equal to the average of the three (3) days prior to your commencement date;

(iv) a car allowance of Six Hundred Dollars ($600.00) per month;

(v) a basket of Twenty-Five Thousand Dollars ($25,000) for moving expenses, including, but not limited to, moving company, closing fees on sale of existing home and purchase of new home, and travel and lodging expense for you and your wife to find a new home; and

(vi) a Twenty-Five Thousand Dollars ($25,000) loan from VSC, interest rate to be reviewed with auditors, for your use in facilitating your move from South Carolina, down payment on new home, or altering, improving or renovating your new home.
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October 17, 1997
Steven Crane
Page 2


As I am you sure realize, I must present your selection for the position and compensation package to the Board of Directors for formal approval, but I do not anticipate any difficulties. Please sign and return the enclosed copy of this letter so that I can commence this process.

Sincerely,

/s/ Louis H. Siracusano

Louis H. Siracusano
President and
Chief Executive Officer


Accepted and agreed,

/s/ Steven Crane

Steven Crane